Exhibit 6.1

THE SECURITIES TO BE ISSUED PURSUANT TO THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED THEREUNDER OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE

SUBSCRIPTION AGREEMENT

(This “Agreement”)

Reticulate Micro, Inc.

3255 Bayside Lakes Blvd., Suite 106

Palm Bay, FL 32909

Ladies and Gentlemen:

Subscription. The undersigned (sometimes referred to herein as the “Investor” or “I” or “me”) hereby subscribes for and agrees to purchase the principal amount of the Units (as defined below) of Reticulate Micro, Inc., a Nevada corporation (the “Company”), for the purchase price (the “Purchase Price”) set forth on the signature page hereto, on the terms and conditions described herein, in the investor package of which this Agreement forms a part (the “Investor Package”) and in the other exhibits to the Investor Package (collectively, the “Offering Documents”). Terms not defined herein are as defined in the Offering Documents. The Company is seeking to raise, through a private placement of the Units pursuant to Rule 506(b) promulgated under the Securities Act, up to $1,000,000 (the “Maximum Offering Amount”) in this Offering. The minimum amount of investment required from any one investor to participate in this Offering (as defined below) is $25,000, however, the Company reserves the right, in its sole discretion, to accept subscriptions less than this amount. All references to “$” means United States dollars. The undersigned acknowledges that the Company has engaged Boustead Securities, LLC (“Boustead” or “Placement Agent”) as its exclusive placement agent in connection with this Offering.

1. Description of Securities; Proposed Initial Public Offering; Risk Factors.

a.	Description of Securities. The Company is offering (the “Offering”) to the Investor units of securities of the Company (the “Units”), with each Unit consisting of (i) an unsecured promissory note (the “Note”) bearing interest of 8% per annum and (ii) a five-year-term warrant (the “Warrant”) to purchase shares of the Company’s Class A common stock, $0.001 par value per share (the “Class A Common Stock”). The Company is authorized to issue two classes of common stock, Class A Common Stock and Class B Common Stock, $0.001 par value per share (“Class B Common Stock”), and any number of classes of preferred stock. Class A Common Stock is entitled to one vote per share on resolutions requiring or requesting shareholder approval, and Class B Common Stock is entitled to one hundred votes on any such matter.

Each Unit will include a Note with an aggregate principal amount of $25,000, and a Warrant to acquire 25,000 shares of Class A Common Stock (the “Warrant Shares”) at an exercise price of $1.00 per share. Each Unit is priced at $25,000. Therefore, by way of example, if an Investor subscribes for one Unit for a total subscription price of $25,000 and the Investor’s subscription is accepted, the Investor will be issued a Note with an aggregate principal amount of $25,000, and a Warrant to acquire 25,000 shares of Class A Common Stock; and if an Investor subscribes for two Units for a total subscription price of $50,000 and the Investor’s subscription is accepted, the Investor will be issued one Note with an aggregate principal amount of $50,000, and a Warrant to acquire 50,000 shares of Class A Common Stock. Investors may subscribe for partial Units in excess of one whole Unit, such that an Investor may subscribe for 1.5 Units for example, in which event if the Investor’s subscription is accepted, the Investor will be issued a Note with an aggregate principal amount of $37,500, and a Warrant to acquire 37,500 shares of Class A Common Stock. Each Warrant will be equitably adjusted as a result of any stock split or reverse stock split of the Class A Common Stock or similar event prior to the Expiration Time (as defined in the Warrant).

The Notes will accrue interest at a rate of 8% per year, and will be due and payable on the earlier of (i) October 31, 2024, or (ii) the occurrence of a “Liquidity Event”, each of which is referred to as the “Maturity Date”. A “Liquidity Event” is any of the following:

●	a firm commitment underwritten initial public offering or direct listing of the Company’s Class A Common Stock, resulting in a listing of the Class A Common Stock on The Nasdaq Stock Market LLC (“Nasdaq”), the New York Stock Exchange, NYSE American or another national securities exchange or any tier of the over-the-counter market maintained by OTC Markets Group Inc. (“OTC Markets Group”);

●	an acquisition of the Company as a result of a sale of all or substantially all of the capital stock or assets of the Company to any unaffiliated third person, whether through share sale, asset sale, merger, consolidation or like combination, as a result of which the ability to control the board of directors of the Company will pass to such third person;

●	the merger of the Company with a special purpose acquisition corporation listed on NYSE American or other national securities exchange (a “SPAC”) or a subsidiary of a SPAC, in which transaction the stockholders of the Company own a majority of the equity securities of the SPAC following the closing thereof; or

●	the consummation of a merger of the Company with a fully reporting public corporation without any significant business activities that is then trading on the New York Stock Exchange, NYSE American, Nasdaq or another national securities exchange or any tier of the over-the-counter market maintained by OTC Markets Group (“Pubco”) or a subsidiary of Pubco, in which the stockholders of the Company will own a majority of the equity securities of Pubco following the closing thereof.

In the event that a Liquidity Event does not occur prior to October 31, 2024, then at such time the outstanding principal amount and interest under the Notes will be repaid to the applicable noteholder in cash.

In the event that a Liquidity Event does occur prior to October 31, 2024, then at such time the principal amount of the Notes will be deemed paid to the Note holders but will be retained by the Company and shall be applied to the payment of the exercise price for the unexercised portion of the Warrants, and any amounts of unrepaid interest and any portion of the principal amount not used for such purposes (i.e., if the aggregate remaining exercise price of the Warrants is less than the remaining unpaid principal amount) shall be paid to the applicable Note holders in cash.

The Notes may be repaid prior to the Maturity Date in the Company’s sole discretion.

The Notes, the Warrants and the Warrant Shares are sometimes referred to herein as the “Securities.”

b.	This Offering is being conducted in advance of the Company’s proposed initial public offering (“IPO”) of the Class A Common Stock, and listing of the Class A Common Stock for trading on NYSE American or another national securities exchange.

Under the Company’s engagement letter with Boustead, dated as of November 4, 2022 (the “Engagement Letter”), Boustead has been engaged as the Company’s exclusive financial advisor. In addition, Boustead has expressed its intent to enter into an underwriting agreement with the Company to act as the lead underwriter for the proposed IPO on a “firm commitment” basis. There can be no assurance that the Company and Boustead will be able to agree on the terms of such underwriting agreement or that the Company’s proposed IPO will be successfully consummated.

c.	Risks Related to the Investment in the Securities. Investing in the Securities involves a high degree of risk. The Company has prepared and presented to the Investor, and the Investor has had the opportunity to review, a detailed set of risk factors concerning the Company, and its business which can be found in the Company’s filings with the Commission (as defined below): https://www.sec.gov/edgar/browse/?CIK=1970743&owner=exclude.

2. Purchase.

a.	I hereby agree to tender to Sutter Securities, Inc. (the “Escrow Agent”), (i) by check or wire transfer of immediately available funds (to a bank account and related wire instructions to be provided to me on my request) made payable to “Sutter Securities, Inc., as Escrow Agent for Reticulate Micro, Inc.” for the principal amount of the Units indicated on the signature page hereto, (ii) an executed copy of this Subscription Agreement and (iii) an executed copy of my Investor Questionnaire attached as Exhibit B to the Investor Package. Funds will be held in escrow, as set forth in more detail below, pending the Initial Closing (as defined below).

b.	The Offering is for a maximum offering of up to the Maximum Offering Amount. All subscriptions to purchase Units will be held in a noninterest-bearing escrow account (the “Escrow Account”) maintained by the Escrow Agent. The subscriptions will remain in the Escrow Account until the Company has accepted such subscriptions and the Company, in its sole discretion, may accept subscriptions in excess of the Maximum Offering Amount.

c.	The minimum amount of investment required from any one investor to participate in this Offering is $25,000, however, the Company reserves the right, in its sole discretion, to accept subscriptions in an amount less than this amount.

d.	This Offering will continue until the earlier of (a) the sale of the Maximum Offering Amount is completed, or (b) September 30, 2024, or (c) a Liquidity Event, whichever comes earlier (the “Termination Date”). Upon the earlier of a Closing (defined below) on my subscription or completion of the Offering, I will be notified promptly by the Company as to whether my subscription has been accepted by the Company.

3. Acceptance or Rejection of Subscription.

a.	I understand and agree that the Company reserves the right to reject this subscription for the Securities, in whole or in part, for any reason and at any time prior to the Closing (as defined below) of my subscription.

b.	In the event the Company rejects this subscription, my subscription payment will be promptly returned to me without interest or deduction and this Subscription Agreement shall be of no force or effect. In the event my subscription is accepted and the Offering is completed, the subscription funds submitted by me shall be released to the Company.

4. Closing. The closing (“Closing”) of the Offering may occur at any time and from time to time on or before the Termination Date. The Company may conduct an initial Closing of the Offering (the “Initial Closing”) at any time after the acceptance of an investor’s subscription and the Initial Closing will be held and all funds will be released from the Escrow Account and paid to the Company, less professional fees and compensation paid to the Placement Agent and syndicate members, if any. Thereafter, additional Closings will be held as funds are received up to the earlier to occur of receipt of the Maximum Offering Amount or the Termination Date. All subscriptions will be placed in escrow with the Escrow Agent. If, for any reason, at the Company’s sole discretion, an investor’s subscription is rejected, the escrowed funds will be returned to investors, without interest or deduction. The Securities subscribed for herein shall not be deemed issued to or owned by me until one copy of this Subscription Agreement has been executed by me and countersigned by the Company and the Closing with respect to such Securities has occurred. Affiliates of the Company or Boustead, including officers, directors and existing stockholders of the Company and representatives of Boustead, may invest in this Offering. In addition, the Company may allow affiliates of the Company, Boustead or other investors in the Offering to pay the subscription price through the cancellation of indebtedness or other obligations owed to such investors by the Company.

5. Disclosure. Because this Offering is limited to accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, Rule 506(b) under Regulation D promulgated under the Securities Act and applicable state securities laws, the Securities are being sold without registration under the Securities Act. I acknowledge receipt of the Offering Documents and represent that I have carefully reviewed and understand the Offering Documents, including all exhibits attached hereto. I have received all the information and materials regarding the Company that I have requested. I fully understand that the Company has a limited financial and operating history and that the Securities are speculative investments which involve a high degree of risk, including the potential loss of my entire investment. I fully understand the nature of the risks involved in purchasing Securities and I am qualified to make such investment based on my knowledge of and experience in investing in securities of this type. I have carefully considered the potential risks relating to the Company and purchase of its Securities and have, in particular, reviewed each of the risks set forth in the Offering Documents. Both my advisors and I have had the opportunity to ask questions of and receive answers from representatives of the Company or persons acting on its behalf concerning the Company and the terms and conditions of a proposed investment in the Company and my advisors and I have also had the opportunity to obtain additional information necessary to verify the accuracy of information furnished about the Company. Accordingly, I have independently evaluated the risks of purchasing the Securities.

6. Investor Representations and Warranties. I acknowledge, represent and warrant to, and agree with, the Company as follows:

a.	I am aware that my investment involves a high degree of risk as disclosed herein and in the other Offering Documents and have carefully read this Agreement and the other Offering Documents, and I understand that by signing this Agreement I am agreeing to be bound by all of the terms and conditions of the Offering Documents.

b.	I acknowledge and am aware that there is no assurance as to the future performance of the Company.

c.	Although the Company has expressed an interest in pursuing the IPO, I acknowledge and am aware that: (i) as market conditions fluctuate, the Company’s plan may change such that the IPO is no longer a business objective of the Company; or (ii) the Company may be unable to complete the IPO on acceptable commercial terms, if at all; in either of which cases, the Company would be caused to remain privately held and unable to develop a public market for its shares.

d.	I acknowledge that there may be certain adverse tax consequences to me in connection with my purchase of Securities, and the Company has advised me to seek the advice of experts in such areas prior to making this investment.

e.	I am purchasing the Securities for my own account for investment purposes only and not with a view to or for sale in connection with the distribution of the Securities, nor with any present intention of selling or otherwise disposing of all or any part of the foregoing securities. I agree that I must bear the entire economic risk of my investment for an indefinite period of time because, among other reasons, the Securities have not been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under applicable securities laws of certain states or an exemption from such registration is available. I hereby authorize the Company to place a restrictive legend on the Securities that are issued to me.

f.	I recognize that the Securities, as an investment, involve a high degree of risk including, but not limited to, the risk of economic losses from operations of the Company and the total loss of my investment. I believe that the investment in the Securities is suitable for me based upon my investment objectives and financial needs, and I have adequate means for providing for my current financial needs and contingencies and have no need for liquidity with respect to my investment in the Company.

g.	I have been given access to full and complete information regarding the Company and have utilized such access to my satisfaction for the purpose of obtaining information in addition to, or verifying information included in, the Offering Documents, and I have either met with or been given reasonable opportunity to meet with officers of the Company for the purpose of asking questions of, and receiving answers from, such officers concerning the terms and conditions of the offering of the Securities and the business and operations of the Company and to obtain any additional information, to the extent reasonably available.

h.	I have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities and have obtained, in my judgment, sufficient information from the Company to evaluate the merits and risks of an investment in the Company. I have not utilized any person as my purchaser representative as defined in Regulation D under the Securities Act in connection with evaluating such merits and risks.

i.	I have relied solely upon my own investigation in deciding to invest in the Company.

j.	I have received no representation or warranty from the Company or any of its officers, directors, employees or agents in respect of my investment in the Company and I have received no information (written or otherwise) from them relating to the Company or its business other than as set forth in the Offering Documents. I am not participating in the offer as a result of or subsequent to: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

k.	I have had full opportunity to ask questions and to receive satisfactory answers concerning the Offering and other matters pertaining to my investment and all such questions have been answered to my full satisfaction.

l.	I have been provided an opportunity to obtain any additional information concerning the Offering and the Company and all other information to the extent the Company possesses such information or can acquire it without unreasonable effort or expense.

m.	I am an “accredited investor” as defined in Section 2(a)(15) of the Securities Act and in Rule 501 promulgated thereunder and have attached the completed Accredited Investor Questionnaire to indicate my “accredited investor” status. I can bear the entire economic risk of the investment in the Securities for an indefinite period of time and I am knowledgeable about and experienced in making investments in the equity securities of non-publicly traded companies, including early stage companies. I am not acting as an underwriter or a conduit for sale to the public or to others of unregistered securities, directly or indirectly, on behalf of the Company or any person with respect to such securities.

n.	I understand that (1) the Securities have not been registered under the Securities Act, or the securities laws of certain states, in reliance on specific exemptions from registration, (2) no securities administrator of any state or the federal government has recommended or endorsed this Offering or made any finding or determination relating to the fairness of an investment in the Company, and (3) the Company is relying on my representations and agreements for the purpose of determining whether this transaction meets the requirements of certain exemptions from registration afforded by the Securities Act and certain state securities laws.

o.	I understand that since neither the offer nor sale of the Securities has been registered under the Securities Act or the securities laws of any state, the Securities may not be sold, assigned, pledged or otherwise disposed of unless they are so registered or an exemption from such registration is available.

p.	I have had the opportunity to seek independent advice from my professional advisors relating to the suitability of an investment in the Company in view of my overall financial needs and with respect to the legal and tax implications of such investment.

q.	If the Investor is a corporation, company, trust, employee benefit plan, individual retirement account, Keogh Plan, or other tax-exempt entity, it is authorized and qualified to become an Investor in the Company and the person signing this Agreement on behalf of such entity has been duly authorized by such entity to do so.

r.	The information contained in my Investor Questionnaire, as well as any information which I have furnished to the Company with respect to my financial position and business experience, is correct and complete as of the date of this Subscription Agreement and, if there should be any material change in such information prior to the Closing of the Offering, I will furnish such revised or corrected information to the Company. I hereby acknowledge and am aware that except for any rescission rights that may be provided under applicable laws, I am not entitled to cancel, terminate or revoke this subscription and any agreements made in connection herewith shall survive my death or disability.

7. Placement Agent. The Company has engaged Boustead, a broker-dealer licensed with FINRA, as placement agent for the Offering on a reasonable best-efforts basis. The Company anticipates that Boustead and its sub-agents or syndicate members will be paid at each Closing from the proceeds in the Escrow Account, fees including and not to exceed: a cash commission of nine percent (9%) of the gross Purchase Price paid by investors in the Offering, a non-accountable expense allowance equal to one percent (1%) of the gross proceeds raised in the Offering; and will receive warrants to purchase a number of shares of Class A Common Stock equal to seven percent (7%) of the Class A Common Stock underlying the Warrants sold in the Offering to investors, with a term of five (5) years from the relevant Closing Date, and at a per share exercise price equal to the exercise price of the Warrants (the “Boustead Warrants”). Any sub-agent or syndicate member of Boustead that introduces investors to the Offering will be entitled to share in the cash fees and Boustead Warrants attributable to those investors as described above, pursuant to the terms of an executed sub-agent or selected dealer agreement. The Company will also pay certain expenses of Boustead.

8. Representations and Warranties of the Company. When used in this Section 8, unless the context indicates otherwise, all references to the “Company” also mean and include the direct and indirect subsidiaries of the Company. The Company hereby represents and warrants to the Investor, as of the date hereof and on each Closing Date, the following:

a.	Organization and Qualification. The Company and each of its subsidiaries, if any, is a corporation or other business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a material adverse effect on the assets, business, financial condition or results of operations of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”).

b.	Authorization, Enforcement, Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and each of the Offering Documents and to issue the Securities in accordance with the terms hereof, (ii) the execution and delivery by the Company of each of the Offering Documents and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Securities have been, or will be at the time of execution of such Offering Document, duly authorized by the Company’s Board of Directors, and no further consent or authorization is, or will be at the time of execution of such Offering Document, required by the Company, its respective Board of Directors or its stockholders, (iii) each of the Offering Documents will be duly executed and delivered by the Company, (iv) the Offering Documents when executed and delivered by the Company and each other party thereto will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

c.	Capitalization. Immediately prior to the Initial Closing, the authorized capital stock of the Company consists of (i) 200,000,000 shares of common stock, consisting of 196,400,000 shares of Class A Common Stock and 3,600,000 shares of Class B Common Stock and (ii) 10,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”), of which a total of 10,425,244 shares of Class A Common Stock and 2,000,000 shares of Class B Common Stock are outstanding.

d.	Subsidiaries and Affiliates. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

e.	Issuance of Securities. The Securities are duly authorized and the shares of Class ACommon Stock issuable upon exercise of the Warrants and in accordance with the terms hereof and the Warrants, shall be duly authorized, validly issued, fully paid and nonassessable, and will be free and clear of all taxes, liens and charges with respect to the issue thereof.

f.	No Conflicts. The execution, delivery and performance of each of the Offering Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Articles of Incorporation or the Bylaws (or equivalent constitutive documents) of the Company or any of its subsidiaries or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any subsidiary is a party, except for those which would not reasonably be expected to have a Material Adverse Effect, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws and regulations) applicable to the Company or any subsidiary or by which any property or asset of the Company or any subsidiary is bound or affected except for those which could not reasonably be expected to have a Material Adverse Effect. Except those which could not reasonably be expected to have a Material Adverse Effect, neither the Company nor any subsidiary is in violation of any term of or in default under its constitutive documents. Except those which could not reasonably be expected to have a Material Adverse Effect, neither the Company nor any subsidiary is in violation of any term of or in default under any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or any subsidiary. The business of the Company and its subsidiaries is not being conducted, and shall not be conducted in violation of any law, ordinance, or regulation of any governmental entity, except for any violation which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws, neither the Company nor any of its subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement or the other Offering Documents in accordance with the terms hereof or thereof. Neither the execution and delivery by the Company of the Offering Documents, nor the consummation by the Company of the transactions contemplated hereby or thereby, will require any notice, consent or waiver under any contract or instrument to which the Company or any subsidiary is a party or by which the Company or any subsidiary is bound or to which any of their assets is subject, except for any notice, consent or waiver the absence of which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or thereby. All consents, authorizations, orders, filings and registrations which the Company or any of its subsidiaries is required to obtain pursuant to the preceding two sentences have been or will be obtained or effected on or prior to the Closing.

g.	Absence of Litigation. There is no action, suit, claim, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation before or by any court, public board, governmental or administrative agency, self-regulatory organization, arbitrator, regulatory authority, stock market, stock exchange or trading facility (an “Action”) now pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, wherein an unfavorable decision, ruling or finding would (i) adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under this Agreement or any of the other Offering Documents, or (ii) reasonably be expected to have a Material Adverse Effect.

h.	Acknowledgment Regarding Investor’s Purchase of the Securities. The Company acknowledges and agrees that each investor is acting solely in the capacity of an arm’s length purchaser with respect to the Offering Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that each investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Offering Documents and the transactions contemplated hereby and thereby and any advice given by such investor or any of their respective representatives or agents in connection with the Offering Documents and the transactions contemplated hereby and thereby is merely incidental to such investor’s purchase of the Securities.

i.	No General Solicitation. Neither the Company, nor any of its “affiliates” (as defined in Rule 144 under the Securities Act), nor, to the knowledge of the Company, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities.

j.	No Integrated Offering. Neither the Company, nor any of its affiliates, nor to the knowledge of the Company, any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Securities under the Securities Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act.

k.	Employee Relations. Neither the Company nor any subsidiary is involved in any labor dispute nor, to the knowledge of the Company, is any such dispute threatened. Neither the Company nor any subsidiary is party to any collective bargaining agreement. The Company’s and/or its subsidiaries’ employees are not members of any union, and the Company believes that its and its subsidiaries’ relationship with their respective employees is good.

l.	Permits. The Company and its subsidiaries have all authorizations, approvals, clearances, licenses, permits, certificates or exemptions issued by any regulatory authority or governmental agency (collectively, “Permits”) required to conduct their respective businesses as currently conducted except to the extent that the failure to have such Permits would not have a Material Adverse Effect. The Company or its subsidiaries have fulfilled and performed in all material respects their obligations under each Permit, and, as of the date hereof, to the knowledge of the Company, no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation or termination of any such Permit except to the extent that such breach, default, revocation or termination would not have a Material Adverse Effect.

m.	Title. Each of the Company and its subsidiaries has good and marketable title to all of its real and personal property and assets, free and clear of any material restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance which would have a Material Adverse Effect. With respect to properties and assets it leases, each of the Company and its subsidiaries is in material compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances which would have a Material Adverse Effect.

n.	Rights of First Refusal. The Company is not obligated to offer the Securities offered hereunder on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former stockholders of the Company, underwriters, brokers, agents or other third parties.

o.	Reliance. The Company acknowledges that the Investor is relying on the representations and warranties made by the Company hereunder and that such representations and warranties are a material inducement to the Investor purchasing the Securities. The Company further acknowledges that without such representations and warranties of the Company made hereunder, the Investors would not enter into this Agreement.

p.	Brokers’ Fees. Aside from the fees owed to the Placement Agent, as set forth above, the Company does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

q.	Off-Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company or any subsidiary and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its financial statements and is not so disclosed or that otherwise would have a Material Adverse Effect.

r.	Investment Company. The Company is not required to be registered as, and is not an affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

9. Other Covenants and Agreements of the Parties.

a.	Indemnification. I hereby agree to indemnify and hold harmless the Company and its officers, directors, shareholders, employees, agents, advisors and counsel, and Boustead and its officers, directors, shareholders, employees, agents, advisors and counsel, against any and all losses, claims, demands, liabilities and expenses (including reasonable legal or other expenses, including reasonable attorneys’ fees) incurred by each such person in connection with defending or investigating any such claims or liabilities, whether or not resulting in any liability to such person, to which any such indemnified party may become subject under the Securities Act, under any other statute, at common law or otherwise, insofar as such losses, claims, demands, liabilities and expenses (a) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact made by me and contained in this Subscription Agreement or my Investor Questionnaire, or (b) arise out of or are based upon any breach by me of any representation, warranty, or agreement made by me contained herein or therein.

b.	Registration Rights.

(i)	The Company shall file a registration statement on Form S-1 or Form S-3, if available (the “Registration Statement”) to, upon the IPO, register for resale all of the Warrant Shares.

(ii)	In the event of a registration pursuant to these provisions, the Company shall use its reasonable best efforts to cause the Warrant Shares so registered to be registered or qualified for sale under the securities or blue sky laws of such jurisdictions as the Investor may reasonably request; provided, however, that the Company shall not be required to qualify to do business in any state by reason of this section in which it is not otherwise required to qualify to do business.

(iii)	The Company shall keep effective any registration or qualification contemplated by this section and shall from time to time amend or supplement each applicable Registration Statement, preliminary prospectus, final prospectus, application, document and communication for such period of time as shall be required to permit the Investor to complete the offer and sale of the Warrant Shares covered thereby.

(iv)	The Company shall furnish to the Investor such reasonable number of copies of the Registration Statement and of each amendment and supplement thereto (in each case, including all exhibits), of each prospectus contained in such Registration Statement and each supplement or amendment thereto (including each preliminary prospectus), all of which shall conform to the requirements of the Securities Act and the rules and regulations thereunder, and such other documents, as the Investor may reasonably request to facilitate the disposition of the Warrant Shares included in such registration.

(v)	The Company shall notify the Investors promptly when such Registration Statement has become effective or a supplement to any prospectus forming a part of such Registration Statement has been filed.

(vi)	The Company shall advise the Investors promptly after it shall receive notice or obtain knowledge of the issuance of any stop order by the Securities and Exchange Commission (the “Commission”) suspending the effectiveness of such Registration Statement, or the initiation or threatening of any proceeding for that purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

(vii)	The Company shall promptly notify the Investor at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, would include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the reasonable request of the Investor prepare and furnish to it such number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Warrant Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made. The Investor shall suspend all sales of the Warrant Shares upon receipt of such notice from the Company and shall not re-commence sales until they receive copies of any necessary amendment or supplement to such prospectus, which shall be delivered to the Investor within 30 days of the date of such notice from the Company.

(viii)	If requested by the underwriter for any underwritten offering of shares, the Company and the Investor will enter into an underwriting agreement with such underwriter for such offering, which shall be reasonably satisfactory in substance and form to the Company, the Company’s counsel and the Investor’s counsel, and the underwriter, and such agreement shall contain such representations and warranties by the Company and the Investor and such other terms and provisions as are customarily contained in an underwriting agreement with respect to secondary distributions solely by selling stockholders, including, without limitation, indemnities substantially to the effect and to the extent provided below.

(ix)	The Company agrees that until all the Warrant Shares have been sold under a Registration Statement or may be resold pursuant to Rule 144 promulgated under the Securities Act, it shall use its reasonable best efforts to keep current in filing all reports, statements and other materials required to be filed with the Commission to permit the Investor to sell the Warrant Shares under Rule 144.

(x)	The Company and its successors and assigns shall indemnify and hold harmless Investor, the officers, directors, members, partners, agents and employees (and any other individuals or entities with a functionally equivalent role of a person holding such titles, notwithstanding a lack of such title or any other title) of Investor, each individual or entity who controls Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and the officers, directors, members, partners, agents and employees (and any other individuals or entities with a functionally equivalent role of a person holding such titles, notwithstanding a lack of such title or any other title) of each such controlling individual or entity (each, an “Investor Indemnified Party”), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any related prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any such prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, except to the extent, but only to the extent, that (i) such untrue statements or omissions are based upon information regarding Investor furnished to the Company by such party for use therein. The Company shall notify Investor promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Agreement of which the Company is aware.

(xi)	Investor and its successors and assigns shall indemnify and hold harmless the Company, the officers, directors, members, partners, agents and employees (and any other individuals or entities with a functionally equivalent role of a person holding such titles, notwithstanding a lack of such title or any other title) of the Company, each individual or entity who controls the company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, partners, agents and employees (and any other individuals or entities with a functionally equivalent role of a person holding such titles, notwithstanding a lack of such title or any other title) of each such controlling individual or entity (each, a “Company Indemnified Party” with each Investor Indemnified Party and Company Indemnified Party being referred to as an “Indemnified Party”), to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any related prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any such prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, but only to the extent that such untrue statements or omissions are based upon information regarding Investor furnished to the Company by such party for use therein. Investor shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Agreement of which Investor is aware.

(xii)	If the indemnification under Section 9(b)(x)or Section 9(b)(xi), as applicable, is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then the party responsible for indemnifying the Indemnified Party (the “Indemnifying Party”) shall contribute to the amount paid or payable by such Indemnified Party, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, the Indemnifying Party or the Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any reasonable attorneys’ or other fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in Section 9(b)(x)or Section 9(b)(xi), as applicable, was available to such party in accordance with its terms. It is agreed that it would not be just and equitable if contribution pursuant to Section 9(b)(xii) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding sentence.

10. Use of Proceeds. The Company shall use the f net proceeds from the Offering for general working capital.

11. Severability. In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same force and effect as though the void parts were deleted.

12. Choice of Law and Jurisdiction. This Agreement shall be governed by the laws of the State of New York as applied to contracts entered into and to be performed entirely within the State of New York. Any action arising out of this Agreement shall be brought exclusively in a court of competent jurisdiction in New York County, New York, and the parties each irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

13. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY. THE PARTIES HERETO HEREBY AGREE THAT THE PROVISIONS CONTAINED HEREIN HAVE BEEN FAIRLY NEGOTIATED ON AN ARM’S-LENGTH BASIS, WITH BOTH SIDES AGREEING TO THE SAME KNOWINGLY AND BEING AFFORDED THE OPPORTUNITY TO HAVE THEIR RESPECTIVE LEGAL COUNSEL CONSENT TO THE MATTERS CONTAINED HEREIN. ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY AND THE AGREEMENTS CONTAINED HEREIN REGARDING THE APPLICATION OF JUDICIAL REFERENCE IN THE EVENT OF THE INVALIDITY OF SUCH JURY TRIAL WAIVER.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

15. Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto.

16. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addresses in person, by Federal Express or similar courier delivery or by electronic mail delivered to the party’s email address, as follows:

Investor:	At the address designated on the signature page of this Agreement.
The Company: With a copy to:

Reticulate Micro, Inc.

3255 Bayside Lakes Blvd., Suite 106

Palm Bay, FL 32909

Attn: Amit Shrestha, CFO

Email: amit@reticulate.io

Boustead Securities, LLC

6 Venture, Suite 395

Irvine, CA 92618

Attn: Lincoln Smith, CEO

Email: lincoln.smith@boustead1828.com

or to such other address as any of them, by notice to the others may designate from time to time. The transmission confirmation receipt from the sender’s email shall be conclusive evidence of successful email delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

17. Entire Agreement. This Agreement, together with the Offering Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, waived, discharged, or terminated orally but, rather, only by a statement in writing signed by the party or parties against which enforcement of the change, waiver, discharge or termination is sought.

18. Section Headings. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part, any of the terms or provisions of this Subscription Agreement.

19. Survival of Representations, Warranties and Agreements. The representations, warranties and agreements of Investor contained herein shall survive the delivery of, and the payment for, the Securities.

20. Acceptance of Subscription. The Company may reject this Agreement at any time or accept this Agreement at any time for all or any portion of the Securities subscribed for by executing a copy hereof as provided and notifying me within a reasonable time thereafter.

RESIDENTS OF ALL STATES: THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

SALES IN FLORIDA: THE SECURITIES OFFERED HEREBY WILL BE SOLD, AND ACQUIRED, IN A TRANSACTION EXEMPT UNDER SECTION 517.061(11) OF THE FLORIDA SECURITIES AND INVESTOR PROTECTION ACT. THE SECURITIES HAVE NOT BEEN REGISTERED UNDER SAID ACT IN THE STATE OF FLORIDA. PURSUANT TO SECTION 517.061(11) OF THE FLORIDA SECURITIES AND INVESTOR PROTECTION ACT, WHEN SALES ARE MADE TO FIVE (5) OR MORE PERSONS IN THE STATE OF FLORIDA, ANY SALE IN THE STATE OF FLORIDA MADE PURSUANT TO SECTION 517.061(11) OF SUCH ACT IS VOIDABLE BY THE INVESTOR IN SUCH SALE (WITHOUT INCURRING ANY LIABILITY TO THE COMPANY OR TO ANY OTHER PERSON OR ENTITY) EITHER WITHIN THREE (3) DAYS AFTER THE FIRST TENDER OF CONSIDERATION IS MADE BY SUCH PURCHASER TO THE ISSUER, AN AGENT OF THE ISSUER, OR AN ESCROW AGENT OR WITHIN THREE (3) DAYS AFTER THE AVAILABILITY OF THAT PRIVILEGE IS COMMUNICATED TO SUCH PURCHASER, WHICHEVER OCCURS LATER. TO VOID HIS OR HER PURCHASE, THE INVESTOR NEED ONLY SEND A LETTER OR TELEGRAM TO THE COMPANY AT THE ADDRESS INDICATED HEREIN. ANY SUCH LETTER OR TELEGRAM SHOULD BE SENT AND POSTMARKED PRIOR TO THE END OF THE AFOREMENTIONED THREE (3) DAY PERIOD. IT IS PRUDENT TO SEND ANY SUCH LETTER BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ASSURE THAT IT IS RECEIVED AND ALSO TO HAVE EVIDENCE OF THE TIME THAT IT WAS MAILED. SHOULD A PURCHASER MAKE THIS REQUEST ORALLY, THAT PURCHASER MUST ASK FOR WRITTEN CONFIRMATION THAT THE REQUEST HAS BEEN RECEIVED. IF NOTICE IS NOT RECEIVED WITHIN THE TIME LIMIT SPECIFIED HEREIN, THE FOREGOING RIGHT TO VOID THE PURCHASE SHALL BE NULL AND VOID.

(Remainder of Page left intentionally blank.)

THE AGGREGATE AMOUNT SUBSCRIBED FOR HEREBY IS:

$__________ principal amount of Units

Manner in Which Title is to be Held. (check one)

☐	Individual Ownership	☐	Community Property
☐	Joint Tenant with Right of Survivorship (both parties must sign)
☐	Partnership	☐	Tenants in common
☐	Corporation or Trust	☐	IRA or Keogh
☐	Other (please indicate)

INDIVIDUAL INVESTORS	ENTITY INVESTORS

By:
Signature (Individual)	*Signature

Its:
Signature (Joint)	(Title of Authorized Signatory)
(all record holders must sign)

Name(s) Typed or Printed	Entity Name Typed or Printed

Address to Which Correspondence Should be Directed	Address to Which Correspondence Should be Directed

City, State and Zip Code	City, State and Zip Code

Email Address for Notification	Email Address for Notification

Tax Identification or Social Security Number	Tax Identification or Social Security Number

*	If Securities are being subscribed for by any entity, the Certificate of Signatory must also be completed.

The foregoing subscription is accepted and the Company hereby agrees to be bound by its terms on _____ day of _________________, 2024.

Reticulate Micro, Inc.

By:
Name:
Its:

CERTIFICATE OF SIGNATORY

(To be completed if Securities are being subscribed for by an entity)

I, _____________________________, the _____________________________________
                   (name of signatory)                                                       (title)

of ______________________________________________(“Entity”), a _____________________________
                                     (name of entity)                                                                           (type of entity)

Organized under the laws of _______________, hereby certify that I am empowered and duly authorized by the Entity to execute the Subscription Agreement and to purchase the Securities, and certify further that the Subscription Agreement has been duly and validly executed on behalf of the Entity and constitutes a legal and binding obligation of the Entity.

IN WITNESS WHEREOF, I have set my hand this ______ day of ___________, 2024.

(Signature)